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                                                                   EXHIBIT 28.10

[DEPARTMENT OF HEALTH LOGO]

DEPARTMENT OF HEALTH & HUMAN SERVICES               Public Health Service
--------------------------------------------------------------------------------
                                                    Food and Drug Administration
                                                    9200 Corporate Boulevard
                                                    Rockville MD 20850



Mr. Kevin McCulloh
Chad Therapeutics, Inc.
21622 Plummer Street
Chatsworth, CA 91311

Re:   K010389.
      OXYMATIC Model: 401A and 411A
      Regulatory Class: II (two)
      Product Code: 73 BZD
      Dated: March 14, 2001
      Received: March 15, 2001

Dear Mr. McCulloh:

We have reviewed your Section 510(k) notification of intent to market the device referenced above and we have determined the device is substantially equivalent (for the indications for use stated in the enclosure) to legally marketed predicate devices marketed in interstate commerce prior to May 28, 1976, the enactment date of the Medical Device Amendments, or to devices that have been reclassified in accordance with the provisions of the Federal Food, Drug, and Cosmetic Act (Act), You may, therefore, market the device, subject to the general controls provisions of the Act. The general controls provisions of the Act include requirements for annual registration, listing of devices, good manufacturing practice, labeling, and prohibitions against misbranding and adulteration.

If your device is classified (see above) unto either class II (Special Controls) or class III (Premarket Approval), it may be subject to such additional controls. Existing major regulations affecting your device can be found in the Code of Federal Regulations, Title 21, Parts 800 to 895. A substantially equivalent determination assumes compliance with the Current Good Manufacturing Practice requirements, as set forth in the Quality System Regulation (QS) for Medical Devices: General regulation (21 CFR Part 820) and that, through periodic QS inspections, the Food and Drug Administration (FDA) will verify such assumptions. Failure to comply with the GMP regulation may result in regulatory action. In addition, FDA may publish


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further announcements concerning your device in the Federal Register. Please note this response to your premarket notification submission does not affect any obligation you might have under sections 531 through 542 of the Act for devices under the Electronic Product Radiation Control provisions, or other Federal laws or regulations.

This letter will allow you to begin marketing your device as described in your 510(k) premarket notification. The FDA finding of substantial equivalence of your device to a legally marketed predicate device results in a classification for your device and thus, permits your device to proceed to the market.

If you desire specific advice for your device on our labeling regulation (21 CFR
Part 801 and additionally 809.10 for in vitro diagnostic devices), please contact the Office of Compliance at (301) 594-4648. Additionally, for questions on the promotion and advertising of your device, please contact the Office of Compliance at (301) 594-4639. Also, please note the regulation entitled, "Misbranding by reference to premarket notification" (21 CFR 807.97). Other general information on your responsibilities under the Act may be obtained from the Division of Small Manufacturers Assistance at its toll-free number (800) 638-2041 or (301) 443-6597, or at its internet address "http://www.fda.gov/cdrh/dsma/dsmamain.html".

                                   Sincerely yours,

                                   /s/ for JAMES E. DILLARD III
                                   James E. Dillard III
                                   Director
                                   Division of Cardiovascular and
                                     Respiratory Devices
                                   Office of Device Evaluation
                                   Center for Devices and
                                     Radiological Health


Enclosure